                                   EXHIBIT 8.1

                             [Baird Holm Letterhead]


[Date]


Husker Ag Processing, LLC
510 W. Locust
Box 10
Plainview, NE  68769

          Re: Husker Ag Processing, LLC

Dear Ladies and Gentlemen:

     We have acted as legal counsel to Husker Ag Processing, LLC, a Nebraska limited liability company, in connection with its offering of Limited Liability Company Member Units. As such, we have participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Form SB-2 Registration Statement dated May 10, 2001, and amended _______________, _____ relating to that offering (the "Registration Statement").

     You have requested our opinion as to matters of federal tax law that are described in the Registration Statement. We are assuming that the offering will be consummated and that the operations of the limited liability company will be conducted in a manner consistent with that described in the Registration Statement. We have examined the Registration Statement and such other documents as we have deemed necessary to render our opinion expressed below.

     Based on the foregoing, all statements as to matters of law and legal conclusions contained in the Registration Statement under the heading "Income Tax Considerations of Owning Our Membership Units" reflect our opinion unless otherwise noted. That section of the Registration Statement is a general description of the principal federal income tax consequences that are expected to arise from the ownership and disposition of units, insofar as it relates to matters of law and legal conclusions, which addresses all material federal income tax consequences to prospective unit holders of the ownership and disposition of units.

Husker Ag Processing, LLC
Page 2

     Our opinion extends only to matters of law and does not extend to matters of fact. With limited exceptions, the discussion relates only to individual citizens and residents of the United States and has limited applicability to corporations, trusts, estates or nonresident aliens.

     An opinion of legal counsel represents an expression of legal counsel's professional judgment regarding the subject matter of the opinion. It is neither a guarantee of the indicated result nor is an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. This opinion is in no way binding on the Internal Revenue Service or on any court of law.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement.

                                       Very truly yours,

                                       BAIRD, HOLM, MCEACHEN, PEDERSEN,
                                       HAMANN & STRASHEIM LLP


                                       By:  _______________________________
                                            Michael L. Sullivan, Partner

MLS/mht